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                                                                     EXHIBIT 4.2

                                VOTING AGREEMENT

        THIS VOTING AGREEMENT (the "Voting Agreement") is made as of August 22, 1995, by and between WILLIAM H. SANDY ("Shareholder"), MARJORIE M. SANDY and AUTOMATIC DATA PROCESSING, INC., a Delaware corporation ("ADP").

                                   RECITALS:

        A. ADP, ADP Mergerco, Inc., a Michigan corporation and a wholly-owned subsidiary of ADP ("Mergerco"), and Sandy Corporation, a Michigan corporation (the "Company"), are concurrently herewith entering into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), which provides for the merger of Mergerco with and into the Company (the "Merger").

        B. Shareholder owns beneficially and of record 442,722 shares (the "Aggregate Shares") of Company common stock, par value $.01 per share ("Sandy Common Stock").

        C. Shareholder is a party to a Shareholder Agreement dated November 4, 1985 executed by and among various shareholders of the Company (the "Shareholder Agreement"), which provides that Shareholder, as the Representative (as such term is defined in the Shareholder Agreement), has the sole right until November 26, 1995 to direct the vote or written consent of a portion of the Aggregate Shares (the "Owned Shares") and 584,548 shares of Sandy Common Stock owned by others, 20,000 shares of which are covered by stock options (all of such shares are referred to herein collectively, as the "Controlled Shares"), on all matters presented for action to the Company's shareholders.

        D. To induce ADP and Mergerco to enter into the Merger Agreement, Shareholder is willing to enter into this Voting Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

        1.  Agreement to Vote.

        (a) Subject to all of the terms and conditions set forth in this Voting Agreement, to induce ADP and Mergerco to enter into the Merger Agreement, Shareholder hereby irrevocably agrees to vote on and after the date hereof the Owned Shares and all of the Controlled Shares which he has the right and authority as the Representative to vote under the Shareholder Agreement, if any, and any and all securities issued or issuable in respect thereof (all of such shares are referred to collectively herein as the "Voting Shares"), in favor of adopting the Merger Agreement (and the related Plan of Merger) and approving the Merger at any meeting of the Company's shareholders (including adjournments thereof) or by written consent.


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        (b) If after the execution of this Voting Agreement Shareholder shall die or become incapacitated, cease to have appropriate power or authority, or if any other such event or events shall occur, this Voting Agreement shall be binding upon Marjorie M. Sandy, as successor representative under the Shareholder Agreement.

        2. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to ADP as follows:

        (a) Due Authorization. Shareholder has full legal power to enter into this Voting Agreement and perform his obligations hereunder. This Voting Agreement has been duly executed and delivered by Shareholder and constitutes the valid and binding obligation of Shareholder enforceable against Shareholder in accordance with its terms.

        (b) Conflicting Instruments. The execution and delivery of this Voting Agreement by Shareholder does not, and the performance of this Voting Agreement by Shareholder will not, (i) require the consent, waiver, approval or license or authorization of or any filing with any person or public authority or (ii) with or without the giving of notice or the lapse of time, or both, conflict with or result in a breach of any terms or provisions of, or result in the creation or imposition of any lien, claim, charge or encumbrance upon any of the Voting Shares under, any agreement or other instrument to which Shareholder is a party or by which any of Shareholder's property is bound (including, without limitation, the Shareholder Agreement) or any existing applicable law, rule, regulation, judgment, decree or order of any governmental instrumentality, court or administrative body having jurisdiction over Shareholder or any of Shareholder's property.

        (c) Ownership. Except as provided in the Shareholder Agreement or this Voting Agreement, (i) Shareholder is the record and beneficial owner of the Owned Shares with sole power to direct the voting and disposition of such shares, and (ii) the Owned Shares are owned by Shareholder free and clear of all security interests, liens, claims, encumbrances, charges, restrictions on transfer, proxies and voting and other agreements.

        (d) Shareholder Agreement. Shareholder (i) is presently the Representative under the Shareholder Agreement, and (ii) has taken no action to terminate the Shareholder Agreement, make the Shareholder Agreement unenforceable or otherwise diminish his right and authority as the Representative to vote the Controlled Shares.

        3. Representations and Warranties of ADP. ADP hereby represents and warrants to Shareholder as follows:

        (a) Due Authorization. ADP has full legal power to enter into this Voting Agreement. This Voting Agreement has been duly executed and delivered by ADP and constitutes the valid and binding obligation of ADP enforceable against ADP in accordance with its terms.

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        (b)     Judgments, Decrees, etc.  As of the date hereof, ADP is not aware of any judgment, decree, injunction, ruling or order of any court, governmental department, commission, agency or instrumentality outstanding against Mergerco or ADP which would prohibit or materially restrict or delay the consummation of the Merger.

        (c) Reorganization. As of the date hereof, ADP is not aware of any facts or circumstances that would suggest that the Merger would not qualify for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

        (d) Pooling. As of the date hereof, ADP is not aware of any facts or circumstances that would suggest that the Merger may not be properly accounted for as a pooling of interests.

        4. Conditions to Obligations. Notwithstanding any other provision in this Voting Agreement to the contrary, the obligations and undertakings of Shareholder and Marjorie M. Sandy under this Voting Agreement are hereby subject to the fulfillment of the following condition:

        (a) Pooling. ADP shall have received evidence from Deloitte & Touche, LLP, in form and substance reasonably satisfactory to ADP, that the Merger may properly be accounted for as a pooling of interests.

        5. Adjustments. If the number of issued and outstanding shares of Sandy Common Stock is increased, decreased or changed by reason of stock dividends, split-ups, recapitalizations, combinations, conversions, exchanges of shares or the like, the number and kind of Voting Shares subject to this Voting Agreement shall be adjusted appropriately.

        6. Covenants of Shareholder. Shareholder hereby covenants and agrees that neither he nor Marjorie M. Sandy, his wife, shall, without the prior written consent of ADP, directly or indirectly:

                (i) sell, assign, pledge, grant any option or proxy with respect to, or otherwise transfer or dispose of any of, or enter into any voting or other agreements with respect to, the Voting Shares, or deposit the Voting Shares in a voting trust, or take or omit to take or permit any action which would or might result in any of the foregoing or otherwise prevent or disable Shareholder from performing his obligations hereunder; provided, however, that Shareholder may sell, transfer or dispose of, or permit the sale, transfer or disposition of, the Voting Shares to a third party who agrees in writing to be bound by the terms and conditions of this Voting Agreement; or



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                (ii) vote the Voting Shares on any matter referred to in
        Section 1(a) hereof in a manner inconsistent with this Voting Agreement.

        7. Expiration. This Voting Agreement shall expire at the earlier of (i) the Effective Time (as defined in the Merger Agreement) and (ii) one business day following the date of termination of the Merger Agreement in accordance with the terms thereof; provided, however, that notwithstanding anything to the contrary contained herein, with respect to those Voting Shares other than the Owned Shares only, this Voting Agreement shall expire at the earlier of (i) the Effective Time, (ii) one business day following the date of termination of the Merger Agreement in accordance with the terms thereof and (iii) the date of the expiration or termination of the Shareholder Agreement.

        8. Miscellaneous.

        (a) Severability. If any term, provision, covenant or restriction of this Voting Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Voting Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

        (b) Assignment. This Voting Agreement shall survive the death or incapacity of Shareholder and shall be binding upon and inure to the benefit of the parties hereto. Neither this Voting Agreement nor any rights hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except that ADP may assign its rights to a direct or indirect subsidiary at least 50% owned by ADP (in which case all references to ADP shall be deemed to mean such subsidiary).

         (c) Amendments. This Voting Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by ADP and Shareholder.

        (d) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery in person or by certified or registered mail (postage prepaid, return receipt requested) to the respective parties as follows:

        If to Shareholder:

                William H. Sandy
                596 Rudgate
                Bloomfield Hills, Michigan 48304

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        With a copy to:

                Jaffe, Raitt, Heuer & Weiss
                 Professional Corporation
                One Woodward Avenue
                Suite 2400
                Detroit, Michigan 48226
                Attn:  Ira J. Jaffe, Esq.

        If to ADP:

                Automatic Data Processing, Inc.
                One ADP Boulevard
                Roseland, New Jersey 07068
                Attn:  General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith.

        (e) Governing Law. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

        (f) Counterparts. This Voting Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

        (g) Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

        (h) Specific Performance. Shareholder acknowledges that performance of its obligations hereunder will confer a unique benefit on ADP and, accordingly, that a failure of performance by Shareholder is not compensable by money damages.

        IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

                                        AUTOMATIC DATA PROCESSING, INC.


                                        By: /s/ James B. Benson
                                           -----------------------------------

                                        Title: Corporate Vice President
                                               -------------------------------

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                                                /s/ William H. Sandy
                                                --------------------------------
                                                WILLIAM H. SANDY

                                                /s/ Marjorie M. Sandy
                                                --------------------------------
                                                MARJORIE M. SANDY

The Sandy Corporation hereby acknowledges the existence of this Voting Agreement and agrees to act in accordance herewith.

                                                SANDY CORPORATION

                                                By: /s/ Raymond A. Ketchledge
                                                    ----------------------------

                                                Title: President
                                                       -------------------------



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